EXHIBIT 10.5c
AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT
This Amendment No. 2 to Employment Agreement (this “Amendment”), dated this 20th day of February, 2019, is effective as of February 18, 2019 (the “Effective Date”), except as specifically set forth below. This Amendment is entered into by and between KAR Auction Services, Inc. (“Employer”) and Don Gottwald (“Employee”). This Amendment amends the March 24, 2014 Employment Agreement, as amended effective as of July 18, 2017 (the “Agreement”) between Employer and Employee pursuant to Paragraph 10(d) of the Agreement.
RECITALS
A. Employer desires to change its senior management structure by appointing Employee to the position of President of Digital, Data and Mobility Solutions and removing him from the position of Chief Operating Officer;

B.     Employee desires to take on the role as President of Digital, Data and Mobility Solutions.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration (including, but not limited to, the continued employment of Employee by Employer), the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.     The first sentence of Paragraph 2 of the Agreement, which currently reads:
Title and Duties. During the Employment Period, Employee shall serve as the Chief Operating Officer and Chief Strategy Officer of Employer, and shall perform the duties and responsibilities inherent in such position and any other duties consistent with such position as may be reasonably assigned to Employee from time to time by Employer’s Chief Executive Officer or Board of Directors of Employer (“Board”).
Shall now be amended to read:
Title and Duties. During the Employment Period, Employee shall serve as the Chief Strategy Officer and President of Digital, Data and Mobility Solutions of Employer, and shall perform the duties and responsibilities inherent in such position and any other duties consistent with such position as may be reasonably assigned to Employee from time to time by Employer’s Chief Executive Officer or Board of Directors of Employer (“Board”).
2. The first sentence of Paragraph 3(a) of the Agreement, which currently reads:

Base Salary. During the Employment Period, Employee shall be paid an annual base salary of $550,000 (“Base Salary”), less withholdings and deductions required by law or requested by Employee.
Shall now be amended, effective January 28, 2019, to read:
Base Salary. During the Employment Period, Employee shall be paid an annual base salary of $500,000 (“Base Salary”), less withholdings and deductions required by law or requested by Employee.
3. The following language shall be added to the end of Paragraph 7(b) of the Agreement:
Nothing in this Agreement prevents Employee from providing, without prior notice to Employer, information to governmental or administrative authorities regarding possible violations of law or otherwise testifying or participating in any investigation or proceeding by any governmental or administrative authorities regarding possible violations of law, and for purpose of clarity, Employee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.
4. A new Paragraph 7(f), which will read as follows, shall be added to the Agreement:
(f) U.S. Defend Trade Secrets Act Notice of Immunity. The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
5.     The parties hereby agree that the changes outlined in Paragraph 1 and Paragraph 2 of this Amendment (individually or together) will constitute a “Good Reason” for termination, but only if Employee complies with both of the following requirements on or before December 31, 2019:

(a)      Employee provides notice of “Good Reason” for termination to Employer; and
(b)      Employee agrees to provide reasonably acceptable transition services for thirty (30) days.
If Employee provides notice of “Good Reason” for termination in compliance with Section 5(a) and 5(b) of this Amendment and otherwise complies with Section 4(c) of the Agreement or if Employer terminates Employee’s employment without Cause on or prior to December 31, 2019, Employee shall be entitled to severance benefits under Section 5 of the Agreement based on Employee’s Base Salary and target bonus amount in effect as of December 31, 2018. For the avoidance of doubt, on and after January 1, 2020, the changes outlined in Paragraphs 1 and 2 of this Amendment will not constitute a “Good Reason” for termination, and any future “Good Reason” for termination shall only be determined based on changes made following the date of this Amendment.
6.     Continuation of Agreement. Except as otherwise expressly provided herein, all of the terms and provisions of the Agreement shall remain in full force and effect and this Amendment shall not amend or modify any other rights, powers, duties, or obligations of any party to the Agreement.
7.     Complete Agreement. This Amendment and the Agreement contain the entire agreement between the parties hereto with respect to the matters contained herein and supersedes and replaces any prior agreement between the parties with respect to the matters set forth in this Amendment.
8.     Counterparts. This Amendment may be executed in any number of counterparts and any such counterparts may be transmitted by electronic or facsimile transmission, and each of such counterparts, whether an original or an electronic or facsimile of an original, shall be deemed to be an original and all of such counterparts together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first set forth above.

"Employer"	"Employee"

KAR AUCTION SERVICES, INC.

By: /s/ James P. Hallett	/s/ Don Gottwald
Printed: James P. Hallett
Title: Chief Executive Officer